EXHIBIT 99.5

REVOCABLE PROXY

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

OF U.S. RESTAURANT PROPERTIES, INC.

The undersigned hereby appoint(s) Robert J. Stetson and Stacy M. Riffe, or either of them, with full power of substitution and resubstitution, proxies of the undersigned, with all of the powers that the undersigned would possess if personally present, to cast all votes which the undersigned would be entitled to cast at the Special Meeting of Stockholders (the “Special Meeting”) of U.S. Restaurant Properties, Inc. (the “Company”) to be held on ________, _____ __, 2005, at ______________________ Dallas Texas, commencing at 10:00 a.m., local time, and any and all adjournments thereof, including (without limiting the generality of the foregoing) to vote and act as follows:

1. Proposal to approve and adopt the Agreement and Plan of Merger, dated as of August 9, 2004, between CNL Restaurant Properties, Inc. and the Company, the other transactions contemplated thereby and the merger, as described in the accompanying joint proxy statement/prospectus.

[ ] FOR [ ] AGAINST [ ] ABSTAIN

2. Proposal to approve and adopt the Agreement and Plan of Merger, dated as of August 9, 2004, each among U.S. Restaurant Properties, Inc., a separate, wholly owned subsidiary of the operating partnership of the Company, a separate CNL Income Fund, the other transactions contemplated thereby and the related mergers, as described in the accompanying joint proxy statement/prospectus.

[ ] FOR [ ] AGAINST [ ] ABSTAIN

3. Proposal to approve an amendment to the Restated Articles of Incorporation of the Company to increase its authorized common stock to 300,000,000 shares and its authorized preferred stock to 100,000,000.

[ ] FOR [ ] AGAINST [ ] ABSTAIN

4. Proposal to approve an amendment to the Restated Articles of Incorporation of the Company to expand the class of investors for whom the board of directors of the Company can waive capital stock ownership limits.

[ ] FOR [ ] AGAINST [ ] ABSTAIN

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Special Meeting. THIS PROXY WILL BE VOTED AT THE SPECIAL MEETING OR ANY ADJOURNMENT THEREOF IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH ABOVE OR, IN THE EVENT NO INSTRUCTIONS ARE SET FORTH, THIS PROXY WILL BE VOTED FOR EACH OF PROPOSALS 1, 2, 3 AND 4. This proxy hereby revokes all prior proxies given with respect to the shares of the undersigned.

Your Board of Directors unanimously recommends that you vote FOR each of Proposals 1, 2, 3 and 4. Accordingly, please complete, sign, date and return envelope. No postage is required for mailing in the United States.

Date: , 200__

Signature(s)

Signature(s)

IMPORTANT: Please date this proxy and sign exactly as your name appears to the left. If shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.